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                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
                                  (CHECK ONE):
[X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q  [ ] Form N-SAR

     For Period Ended:                March 31, 1996
                      ---------------------------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:  .......................................
______________________________________________________________________________

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

          Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
______________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ......................

 ..............................................................................
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PART I -- REGISTRANT INFORMATION
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     Full Name of Registrant
          .......................TERRITORIAL  RESOURCES, INC. ................

     Former Name if Applicable
     .........................................................................

     Address of Principal Executive Office (Street and Number)
          ............450 Sam Houston Parkway East, #140......................

          City, State and Zip Code
          ............Houston, Texas 77060....................................





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______________________________________________________________________________

PART II -- RULES 12B-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.
                                               (Attach Extra Sheets if Needed)

     The Company is unable to timely file its Form 10-K for the fiscal year ended March 31, 1996, without unreasonable effort or expense as a result of its current negotiation of a pending transaction and related agreements which, if consummated, will require material disclosure throughout the Form
10-K.
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PART IV -- OTHER INFORMATION
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     (1)  Name and telephone number of person to contact in regard to this notification
 ...........Daniel A. Mercier...............(403)............233-7914..........
                (Name)                  (Area Code)    (Telephone Number)

     (2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the

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preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

  ......................TERRITORIAL RESOURCES, INC. ......................
             (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: .....June 26, 1996.....      By:..../s/ Douglas N. Baker.............
                                   Douglas N. Baker
                                   Vice President, Finance

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
______________________________________________________________________________


                                ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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